Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-106654, No. 333-7366 and No. 33-25333) on Form S-8 of Nortel Networks Corporation of our report dated June 26, 2008 with respect to the statement of net assets available for benefits of the Nortel Networks Long-Term Investment Plan as of December 31, 2007, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule H, part IV, line 4i – schedule of assets (held at end of year), as of December 31, 2007 which report appears in the December 31, 2007 annual report on Form 11-K of the Nortel Networks Long-Term Investment Plan.
/s/ KPMG LLP
Dallas, Texas
June 26, 2008

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